Equinix Investor Relations Contacts:        Equinix Media Contacts:
invest@equinix.com                    press@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX REPORTS SECOND QUARTER 2024 RESULTS
Record Gross Bookings and Continued xScale® Momentum Drives Company’s 86th Consecutive Quarter of Top-Line Revenue Growth

•Quarterly revenues increased 7% over the same quarter last year to $2.2 billion, or 8% on a normalized and constant currency basis
•Net income increased 45% year-over-year to $301 million and adjusted EBITDA surpassed the $1 billion quarterly threshold for the first time
•Closed first multi-hundred-megawatt xScale campus in Atlanta; continue to augment and extend xScale portfolio to support cloud and AI training workload demands
REDWOOD CITY, Calif. - August 7, 2024 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended June 30, 2024. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per-share results are presented on a fully diluted basis.

Second Quarter 2024 Results Summary
•Revenues
◦$2.16 billion, a 2% increase over the previous quarter
◦Includes a $6 million negative foreign currency impact when compared to prior guidance rates
•Operating Income
◦$436 million, a 20% increase over the previous quarter, due to strong operating performance and a gain on the sale of our Silicon Valley 12 xScale asset contributed into our newly created Americas xScale joint venture
•Net Income and Net Income per Share attributable to Common Stockholders
◦$301 million, a 30% increase over the previous quarter, primarily due to higher income from operations
◦$3.16 per share, a 30% increase over the previous quarter
•Adjusted EBITDA
◦$1,036 million, a 4% increase over the previous quarter, and an adjusted EBITDA margin of 48%
◦Includes a $3 million negative foreign currency impact when compared to prior guidance rates and $4 million of integration costs
•AFFO and AFFO per Share
◦$877 million, a 4% increase over the previous quarter, due to strong operating performance; offset by seasonally higher recurring capital expenditures
◦$9.22 per share, a 4% increase over the previous quarter
2024 Annual Guidance Summary
•Revenues
◦$8.692 - $8.772 billion, an increase of 6 - 7% over the previous year, or a normalized and constant currency increase of 7 - 8%, excluding the year-over-year impact of the power pass-through
◦Includes a $10 million negative foreign currency impact compared to prior guidance rates
•Adjusted EBITDA
◦$4.066 - $4.126 billion, a 47% adjusted EBITDA margin
◦An increase of $15 million compared to prior guidance offset by a $3 million negative foreign currency impact compared to prior guidance rates
◦Includes $15 million of integration costs
•AFFO and AFFO per Share
◦$3.310 - $3.370 billion, an increase of 10 - 12% over the previous year, or a normalized and constant currency increase of 11 - 13%
◦An increase of $15 million compared to prior guidance offset by a $5 million negative foreign currency impact compared to prior guidance rates
◦$34.67 - $35.30 per share, an increase of 8 - 10% over the previous year, or a normalized and constant currency increase of 9 - 11%
Equinix converted the presentation of results from thousands to millions in the first quarter of 2024. Certain rounding adjustments have been made to prior period disclosed amounts.
Equinix is not reasonably able to provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.
Equinix Quote
Adaire Fox-Martin, CEO and President, Equinix:
“I am honored to lead Equinix’s exceptional team whose dedication enables us to consistently deliver against our strategy. Our strong performance in the second quarter, marked by record gross bookings, reinforces our belief that we are uniquely positioned to support our customers and partners in their business transformation agendas. As a key enabler of AI and cloud innovations on a global scale, we are excited about the opportunities that lie ahead. Our continuous investment in our platform allows us to meet the increasing demand for our services, whilst our focus on customer value has created interconnected digital ecosystems that are unrivaled in the industry.”

Business Highlights
•Equinix continues to invest broadly to further enhance the scale and reach of its industry-leading data center services portfolio. The company currently has 54 major projects underway in 36 markets, across 24 countries, including 15 xScale projects, representing more than 11,000 cabinets of retail capacity and more than 30 megawatts of xScale capacity to be delivered through the end of 2024.
◦Since the Q1 2024 earnings call, Equinix opened 10 projects in eight metros including Hamburg, Johor, Munich, New York, Osaka, Silicon Valley, Sydney and Warsaw.
◦Last month, Equinix announced its planned entry into the Philippines with the acquisition of three data centers from Total Information Management (“TIM”), a leading technology solutions provider. Following the recently announced expansions in Malaysia and Indonesia, this strategic move aims to help businesses capitalize on the expanding digital opportunity of the fast-growing Southeast Asia region. The approximately $180 million transaction is expected to close in the fourth quarter of 2024, adding more than 1,000 cabinets of capacity and land for future development.

◦Equinix’s global xScale portfolio is experiencing a substantial increase in demand and leasing activity due to the growing need for hyperscale infrastructure to support AI and cloud initiatives. Since our last earnings call, the company leased an incremental 17 megawatts of capacity into its Silicon Valley 12 and Paris 13 assets, bringing total xScale leasing to 365 megawatts globally. Additionally, Equinix recently acquired a greater than 200-acre land parcel with access to power as it develops its first multi-hundred-megawatt xScale campus in the Atlanta metro area, which will better position it to pursue larger AI and hyperscale workloads in the U.S.
•As digital infrastructure continues to be fundamental to delivering the services the world relies on every day, connectivity remains a keystone in everything from drug discovery to powering the world’s financial markets to supporting the data needs of AI training and inferencing. As a measure of this connectivity, Equinix’s global interconnection franchise continues to thrive, with more than 472,000 total interconnections deployed on its platform. In Q2, interconnection revenues stepped up 8% over the previous year, or a normalized and constant currency increase of 9%, with the addition of a net 3,900 total interconnections.
•As businesses increasingly turn to multiple partners to uniquely solve challenges and to open new opportunities, Equinix continues to expand its relationships with top technology companies. Reflecting this, the Equinix Channel program delivered another solid quarter, accounting for over 30% of new bookings and 55% of new logos. Growth in the quarter came from collaborations with AT&T, Avant, Dell, HPE, Orange Business and others.
◦In May, Equinix announced the availability of Dell PowerStore on Equinix Metal®, a new, enterprise-grade Storage as a Service (STaaS) solution. The service helps enterprises manage a wide range of high-performance multicloud workloads through low-latency connectivity with proximity to major public clouds.
•Furthering its commitment to finding innovative solutions that reduce emissions and positively impact customers and the communities in which it operates, Equinix recently announced an initiative to export heat from its newest International Business ExchangeTM (IBX®) in Paris, PA10, and transfer it to the Plaine Saulnier urban development zone and the Olympic Aquatic Centre, the host of events during the 2024 Summer Olympics. This latest initiative is part of the company’s broader Heat Export program, which works with municipal planning agencies, energy utilities and heat network operators around the world to unlock the value of the residual heat generated in its data centers.

Business Outlook
For the third quarter of 2024, the company expects revenues to range between $2.190 and $2.210 billion, an increase of approximately 1 - 2% over the previous quarter on both an as-reported and a normalized and constant currency basis, excluding the quarter-over-quarter impact of the power pass-through. This guidance includes a $5 million foreign currency benefit when compared to the average FX rates in Q2 2024. Adjusted EBITDA is expected to range between $1.029 and $1.049 billion, impacted by seasonally higher utilities costs and planned repairs and maintenance. This guidance includes a $5 million foreign currency benefit when compared to the average FX rates in Q2 2024 and $5 million of integration costs related to acquisitions. Recurring capital expenditures are expected to range between $62 and $82 million.
For the full year of 2024, total revenues are expected to range between $8.692 and $8.772 billion, a 6 - 7% increase over the previous year, or a normalized and constant currency increase of 7 - 8% excluding the year-over-year impact of the power pass-through. This updated guidance maintains prior full-year revenue guidance, offset by a $10 million negative foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $4.066 and $4.126 billion, an adjusted EBITDA margin of 47%. This updated guidance includes an underlying raise of $15 million from better-than-expected operating performance and lower integration costs, offset by a $3 million negative foreign currency impact when compared to prior guidance rates. AFFO is expected to range between $3.310 and $3.370 billion, an increase of 10 - 12% over the previous year, or a normalized and constant currency increase of 11 - 13%. This updated guidance includes an underlying raise of $15 million from better-than-expected business performance and lower integration costs, offset by a $5 million negative foreign currency impact when compared to prior guidance rates. AFFO per share is expected to range between $34.67 and $35.30, an increase of 8 - 10% over the previous year, or a normalized and constant currency increase of 9 - 11%. Total capital expenditures are expected to range between $2.850 and $3.100 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.623 and $2.853 billion, and recurring capital expenditures are expected to range between $227 and $247 million.
The U.S. dollar exchange rates used for 2024 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.10 to the Euro, $1.27 to the Pound, S$1.33 to the U.S. Dollar, ¥147 to the U.S. Dollar, A$1.54 to the U.S. Dollar, HK$7.81 to the U.S. Dollar, R$5.73 to the U.S. Dollar and C$1.39 to the U.S. Dollar. The Q2 2024 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 9%, 8%, 6%, 4%, 3%, 3% and 2%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.
Q2 2024 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended June 30, 2024, along with its future outlook, in its quarterly conference call on Wednesday, August 7, 2024, at 5:30 PM ET (2:30 PM PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Monday, September 30, 2024, by dialing 1-866-407-9261 and referencing the passcode 2024. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.
Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.
Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.
Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.
In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix’s current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s operating performance and cash spending levels relative to its industry sector and competitors.
Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix’s current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix’s decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges generally related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.
Equinix also presents funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix’s underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.
Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix’s current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period’s operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.
Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix’s business performance. To present this information, Equinix’s current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; availability of power, increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; delays related to the closing of any planned acquisitions subject to closing conditions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Recurring revenues	$2,024	$2,010	$1,918	$4,034	$3,808
Non-recurring revenues	135	117	101	252	209
Revenues	2,159	2,127	2,019	4,286	4,017
Cost of revenues	1,082	1,091	1,061	2,173	2,067
Gross profit	1,077	1,036	958	2,113	1,950
Operating expenses:
Sales and marketing	219	226	216	445	426
General and administrative	437	444	406	881	801
Transaction costs	3	2	6	5	8
Gain on asset sales	(18)	—	(2)	(18)	(1)
Total operating expenses	641	672	626	1,313	1,234
Income from operations	436	364	332	800	716
Interest and other expense:
Interest income	29	24	24	53	43
Interest expense	(110)	(104)	(100)	(214)	(197)
Other expense	(7)	(6)	(12)	(13)	(4)
Loss on debt extinguishment	—	(1)	—	(1)	—
Total interest and other, net	(88)	(87)	(88)	(175)	(158)
Income before income taxes	348	277	244	625	558
Income tax expense	(47)	(46)	(37)	(93)	(92)
Net income	$301	$231	$207	$532	$466
Earnings per share (“EPS”) attributable to common stockholders:
Basic EPS	$3.17	$2.44	$2.21	$5.61	$5.00
Diluted EPS	$3.16	$2.43	$2.21	$5.59	$4.98
Weighted-average shares for basic EPS (in thousands)	94,919	94,665	93,535	94,792	93,253
Weighted-average shares for diluted EPS (in thousands)	95,166	95,156	93,857	95,161	93,599

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income	$301	$231	$207	$532	$466
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment (“CTA”) gain (loss)	(78)	(358)	26	(436)	183
Net investment hedge CTA gain (loss)	24	130	(24)	154	(64)
Unrealized gain (loss) on cash flow hedges	11	20	(5)	31	(18)
Total other comprehensive income (loss), net of tax	(43)	(208)	(3)	(251)	101
Comprehensive income, net of tax	$258	$23	$204	$281	$567

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$1,993	$2,096
Accounts receivable, net	1,124	1,004
Other current assets	612	468
Total current assets	3,729	3,568
Property, plant and equipment, net	18,614	18,601
Operating lease right-of-use assets	1,379	1,449
Goodwill	5,622	5,737
Intangible assets, net	1,573	1,705
Other assets	1,937	1,591
Total assets	$32,854	$32,651
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,139	$1,187
Accrued property, plant and equipment	420	398
Current portion of operating lease liabilities	141	131
Current portion of finance lease liabilities	133	138
Current portion of mortgage and loans payable	6	8
Current portion of senior notes	999	998
Other current liabilities	230	302
Total current liabilities	3,068	3,162
Operating lease liabilities, less current portion	1,265	1,331
Finance lease liabilities, less current portion	2,095	2,123
Mortgage and loans payable, less current portion	654	663
Senior notes, less current portion	12,682	12,062
Other liabilities	787	796
Total liabilities	20,551	20,137
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	18,915	18,596
Treasury stock	(48)	(56)
Accumulated dividends	(9,514)	(8,695)
Accumulated other comprehensive loss	(1,541)	(1,290)
Retained earnings	4,466	3,934
Total stockholders' equity	12,278	12,489
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$32,854	$32,651

Ending headcount by geographic region is as follows:
Americas headcount	6,146	5,953
EMEA headcount	4,274	4,267
Asia-Pacific headcount	3,076	2,931
Total headcount	13,496	13,151

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	June 30, 2024	December 31, 2023

Finance lease liabilities	$2,228	$2,261

Term loans	634	642
Mortgage payable and other loans payable	26	29
Plus: debt issuance costs and debt discounts	1	1
Total mortgage and loans payable principal	661	672

Senior notes	13,681	13,060
Plus: debt issuance costs and debt discounts	112	108
Total senior notes principal	13,793	13,168

Total debt principal outstanding	$16,682	$16,101

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Cash flows from operating activities:
Net income	$301	$231	$207	$532	$466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	490	525	461	1,015	920
Stock-based compensation	125	101	104	226	203
Amortization of debt issuance costs and debt discounts	5	5	5	10	10
Loss on debt extinguishment	—	1	—	1	—
Gain on asset sales	(18)	—	(2)	(18)	(1)
Other items	25	6	20	31	25
Changes in operating assets and liabilities:
Accounts receivable	(56)	(85)	(99)	(141)	(153)
Income taxes, net	12	(9)	3	3	8
Accounts payable and accrued expenses	60	(56)	88	4	15
Operating lease right-of-use assets	38	38	42	76	77
Operating lease liabilities	(33)	(32)	(32)	(65)	(66)
Other assets and liabilities	(37)	(127)	(56)	(164)	(71)
Net cash provided by operating activities	912	598	741	1,510	1,433
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(33)	(3)	(31)	(36)	(55)
Real estate acquisitions	(108)	(17)	—	(125)	(40)
Purchases of other property, plant and equipment	(648)	(707)	(638)	(1,355)	(1,168)
Proceeds from asset sales	247	—	—	247	72
Investment in loan receivable	(196)	—	—	(196)	—
Loan receivable upfront fee	4	—	—	4	—
Net cash used in investing activities	(734)	(727)	(669)	(1,461)	(1,191)
Cash flows from financing activities:
Proceeds from employee equity awards	—	48	—	48	45
Proceeds from redeemable non-controlling interest	—	—	25	—	25
Payment of dividend distributions	(405)	(412)	(321)	(817)	(647)
Proceeds from public offering of common stock, net of offering costs	—	—	—	—	301
Proceeds from senior notes, net of debt discounts	744	—	(1)	744	564
Repayment of finance lease liabilities	(35)	(31)	(30)	(66)	(66)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Repayment of mortgage and loans payable	(2)	(2)	—	(4)	(3)
Debt issuance costs	(8)	—	—	(8)	(4)
Net cash provided by (used in) financing activities	294	(397)	(327)	(103)	215
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(6)	(40)	(47)	(46)	(23)
Net increase (decrease) in cash, cash equivalents, and restricted cash	466	(566)	(302)	(100)	434
Cash, cash equivalents and restricted cash at beginning of period	1,530	2,096	2,644	2,096	1,908
Cash, cash equivalents and restricted cash at end of period	$1,996	$1,530	$2,342	$1,996	$2,342
Supplemental cash flow information:
Cash paid for taxes	$37	$64	$35	$101	$84
Cash paid for interest	$126	$101	$134	$227	$238

Free cash flow (negative free cash flow) (1)	$211	$(126)	$103	$85	$297

Adjusted free cash flow (adjusted negative free cash flow) (2)	$319	$(109)	$103	$210	$337

(1)
We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$912	$598	$741	$1,510	$1,433
Net cash used in investing activities as presented above	(734)	(727)	(669)	(1,461)	(1,191)
Purchases, sales and maturities of investments, net	33	3	31	36	55
Free cash flow (negative free cash flow)	$211	$(126)	$103	$85	$297

(2)
We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$211	$(126)	$103	$85	$297
Less real estate acquisitions	108	17	—	125	40
Adjusted free cash flow (adjusted negative free cash flow)	$319	$(109)	$103	$210	$337

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in millions)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Recurring revenues	$2,024	$2,010	$1,918	$4,034	$3,808
Non-recurring revenues	135	117	101	252	209
Revenues (1)	2,159	2,127	2,019	4,286	4,017

Cash cost of revenues (2)	716	714	721	1,430	1,387
Cash gross profit (3)	1,443	1,413	1,298	2,856	2,630

Cash operating expenses (4)(7):
Cash sales and marketing expenses (5)	144	154	142	298	281
Cash general and administrative expenses (6)	263	267	255	530	503
Total cash operating expenses (4)(7)	407	421	397	828	784

Adjusted EBITDA (8)	$1,036	$992	$901	$2,028	$1,846

Cash gross margins (9)	67%	66%	64%	67%	65%

Adjusted EBITDA margins(10)	48%	47%	45%	47%	46%

Adjusted EBITDA flow-through rate (11)	138%	424%	(213)%	150%	45%

FFO (12)	$597	$553	$495	$1,150	$1,043

AFFO (13)(14)	$877	$843	$754	$1,720	$1,556

Basic FFO per share (15)	$6.29	$5.84	$5.29	$12.13	$11.19

Diluted FFO per share (15)	$6.27	$5.81	$5.28	$12.08	$11.15

Basic AFFO per share (15)	$9.24	$8.91	$8.06	$18.14	$16.69

Diluted AFFO per share (15)	$9.22	$8.86	$8.04	$18.07	$16.62

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$624	$607	$584	$1,231	$1,157
	Interconnection	219	215	204	434	403
	Managed infrastructure	66	66	61	132	122
	Other	7	6	5	13	10
	Recurring revenues	916	894	854	1,810	1,692
	Non-recurring revenues	50	45	36	95	80
	Revenues	$966	$939	$890	$1,905	$1,772

	EMEA Revenues:

	Colocation	$543	$549	$517	$1,092	$1,033
	Interconnection	84	83	77	167	150
	Managed infrastructure	34	35	33	69	64
	Other	24	24	26	48	51
	Recurring revenues	685	691	653	1,376	1,298
	Non-recurring revenues	36	36	34	72	80
	Revenues	$721	$727	$687	$1,448	$1,378

	Asia-Pacific Revenues:

	Colocation	$333	$334	$323	$667	$642
	Interconnection	71	70	66	141	131
	Managed infrastructure	16	17	18	33	37
	Other	3	4	4	7	8
	Recurring revenues	423	425	411	848	818
	Non-recurring revenues	49	36	31	85	49
	Revenues	$472	$461	$442	$933	$867

	Worldwide Revenues:

	Colocation	$1,500	$1,490	$1,424	$2,990	$2,832
	Interconnection	374	368	347	742	684
	Managed infrastructure	116	118	112	234	223
	Other	34	34	35	68	69
	Recurring revenues	2,024	2,010	1,918	4,034	3,808
	Non-recurring revenues	135	117	101	252	209

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	Revenues	$2,159	$2,127	$2,019	$4,286	$4,017

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,082	$1,091	$1,061	$2,173	$2,067
	Depreciation, amortization and accretion expense	(351)	(364)	(328)	(715)	(657)
	Stock-based compensation expense	(15)	(13)	(12)	(28)	(23)
	Cash cost of revenues	$716	$714	$721	$1,430	$1,387

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$273	$270	$268	$543	$514
	EMEA cash cost of revenues	299	305	297	604	568
	Asia-Pacific cash cost of revenues	144	139	156	283	305
	Cash cost of revenues	$716	$714	$721	$1,430	$1,387

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$656	$670	$622	$1,326	$1,227
	Depreciation and amortization expense	(139)	(161)	(133)	(300)	(263)
	Stock-based compensation expense	(110)	(88)	(92)	(198)	(180)
	Cash operating expense	$407	$421	$397	$828	$784

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$219	$226	$216	$445	$426
	Depreciation and amortization expense	(50)	(51)	(51)	(101)	(102)
	Stock-based compensation expense	(25)	(21)	(23)	(46)	(43)
	Cash sales and marketing expense	$144	$154	$142	$298	$281

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

	General and administrative expense	$437	$444	$406	$881	$801
	Depreciation and amortization expense	(89)	(110)	(82)	(199)	(161)
	Stock-based compensation expense	(85)	(67)	(69)	(152)	(137)
	Cash general and administrative expenses	$263	$267	$255	$530	$503

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$242	$259	$229	$501	$459
	EMEA cash SG&A	98	95	95	193	189
	Asia-Pacific cash SG&A	67	67	73	134	136
	Cash SG&A	$407	$421	$397	$828	$784

(8)
We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other expense, loss on debt extinguishment , depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain on asset sales as presented below:

	Net income	$301	$231	$207	$532	$466
	Income tax expense	47	46	37	93	92
	Interest income	(29)	(24)	(24)	(53)	(43)
	Interest expense	110	104	100	214	197
	Other expense	7	6	12	13	4
	Loss on debt extinguishment	—	1	—	1	—
	Depreciation, amortization and accretion expense	490	525	461	1,015	920
	Stock-based compensation expense	125	101	104	226	203
	Transaction costs	3	2	6	5	8
	Gain on asset sales	(18)	—	(2)	(18)	(1)
	Adjusted EBITDA	$1,036	$992	$901	$2,028	$1,846

	The geographic split of our adjusted EBITDA is presented below:

	Americas net loss	$—	$(46)	$(42)	$(46)	$(82)
	Americas income tax expense	46	46	37	92	92
	Americas interest income	(19)	(15)	(19)	(34)	(34)
	Americas interest expense	91	89	84	180	168
	Americas other expense (income)	(5)	(37)	8	(42)	12
	Americas depreciation, amortization and accretion expense	269	305	252	574	497
	Americas stock-based compensation expense	84	66	69	150	137
	Americas transaction costs	3	1	3	4	4

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	Americas (gain) loss on asset sales	(18)	—	1	(18)	4
	Americas adjusted EBITDA	$451	$409	$393	$860	$798

	EMEA net income	$156	$135	$152	$291	$351
	EMEA income tax expense	1	—	—	1	—
	EMEA interest income	(6)	(5)	(3)	(11)	(6)
	EMEA interest expense	9	4	5	13	9
	EMEA other expense (income)	7	39	(3)	46	(19)
	EMEA depreciation, amortization and accretion expense	133	133	123	266	248
	EMEA stock-based compensation expense	24	21	22	45	41
	EMEA transaction costs	—	1	2	1	3
	EMEA gain on asset sales	—	—	(3)	—	(5)
	EMEA adjusted EBITDA	$324	$328	$295	$652	$622

	Asia-Pacific net income	$145	$142	$97	$287	$197
	Asia-Pacific interest income	(4)	(4)	(2)	(8)	(3)
	Asia-Pacific interest expense	10	11	11	21	20
	Asia-Pacific other expense	5	4	7	9	11
	Asia-Pacific loss on debt extinguishment	—	1	—	1	—
	Asia-Pacific depreciation, amortization and accretion expense	88	87	86	175	175
	Asia-Pacific stock-based compensation expense	17	14	13	31	25
	Asia-Pacific transaction costs	—	—	1	—	1
	Asia-Pacific adjusted EBITDA	$261	$255	$213	$516	$426

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	72%	71%	70%	71%	71%
	EMEA cash gross margins	59%	58%	57%	58%	59%
	Asia-Pacific cash gross margins	69%	70%	65%	70%	65%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	47%	44%	44%	45%	45%
	EMEA adjusted EBITDA margins	45%	45%	43%	45%	45%
	Asia-Pacific adjusted EBITDA margins	55%	55%	48%	55%	49%

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follow:

	Adjusted EBITDA - current period	$1,036	$992	$901	$2,028	$1,846
	Less adjusted EBITDA - prior period	(992)	(920)	(945)	(1,856)	(1,710)
	Adjusted EBITDA growth	$44	$72	$(44)	$172	$136

	Revenues - current period	$2,159	$2,127	$2,019	$4,286	$4,017
	Less revenues - prior period	(2,127)	(2,110)	(1,998)	(4,171)	(3,712)
	Revenue growth	$32	$17	$21	$115	$305

	Adjusted EBITDA flow-through rate	138%	424%	(210)%	150%	45%

(12)	FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$301	$231	$207	$532	$466
	Adjustments:
	Real estate depreciation	306	316	284	622	568
	(Gain) loss on disposition of real estate property	(16)	—	1	(16)	3
	Adjustments for FFO from unconsolidated joint ventures	6	6	3	12	6
	FFO attributable to common stockholders	$597	$553	$495	$1,150	$1,043

(13)	AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$597	$553	$495	$1,150	$1,043
	Adjustments:
	Installation revenue adjustment	—	(2)	6	(2)	4
	Straight-line rent expense adjustment	5	6	11	11	12
	Contract cost adjustment	(2)	(8)	(14)	(10)	(21)
	Amortization of deferred financing costs and debt discounts	5	5	5	10	10

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	Stock-based compensation expense	125	101	104	226	203
	Stock-based charitable contributions	3	—	3	3	3
	Non-real estate depreciation expense	132	158	126	290	247
	Amortization expense	51	52	52	103	104
	Accretion expense adjustment	1	(1)	(1)	—	1
	Recurring capital expenditures	(45)	(21)	(40)	(66)	(63)
	Loss on debt extinguishment	—	1	—	1	—
	Transaction costs	3	2	6	5	8
	Income tax expense adjustment	4	—	1	4	3
	Adjustments for AFFO from unconsolidated joint ventures	(2)	(3)	—	(5)	2
	AFFO attributable to common stockholders	$877	$843	$754	$1,720	$1,556

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,036	$992	$901	$2,028	$1,846
	Adjustments:
	Interest expense, net of interest income	(81)	(80)	(76)	(161)	(154)
	Amortization of deferred financing costs and debt discounts	5	5	5	10	10
	Income tax expense	(47)	(46)	(37)	(93)	(92)
	Income tax expense adjustment	4	—	1	4	3
	Straight-line rent expense adjustment	5	6	11	11	12
	Stock-based charitable contributions	3	—	3	3	3
	Contract cost adjustment	(2)	(8)	(14)	(10)	(21)
	Installation revenue adjustment	—	(2)	6	(2)	4
	Recurring capital expenditures	(45)	(21)	(40)	(66)	(63)
	Other expense	(7)	(6)	(12)	(13)	(4)
	(Gain) loss on disposition of real estate property	(16)	—	1	(16)	3
	Adjustments for unconsolidated JVs' and non-controlling interests	4	3	3	7	8
	Adjustment for gain on asset sales	18	—	2	18	1
	AFFO attributable to common stockholders	$877	$843	$754	$1,720	$1,556

		Three Months Ended			Six Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	94,919	94,665	93,535	94,792	93,253
	Effect of dilutive securities:
	Employee equity awards (in thousands)	247	491	322	369	346
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	95,166	95,156	93,857	95,161	93,599

	Basic FFO per share	$6.29	$5.84	$5.29	$12.13	$11.19
	Diluted FFO per share	$6.27	$5.81	$5.28	$12.08	$11.15

	Basic AFFO per share	$9.24	$8.91	$8.06	$18.14	$16.69
	Diluted AFFO per share	$9.22	$8.86	$8.04	$18.07	$16.62